HYDROSYS
INNOVATIVE WASSER-AUFBEREITUNG
WWW.HYDROSYS.DE

Hydrosystemtechnik GmbH . Gewerbepark 13 . 83052 Bruckmühl

Contractor/ Principal:
HydroDynex Inc.
230 Bethany Rd. #128
Burbank, CA 91504

Date: November 28, 2008

Payment Extension Letter

Dear Mr. Edington:

In the light of recent events that have caused delays in business proceedings for your company, I hereby agree to extend the payment due date of part two (2) of the licensing fee, according to our Licensing Agreement, in the amount of 20.000,00 Euro, from November 30, 2008 until January 31, of 2009.

Regards

Dr. Meinolf Schöberl
Hydrosystemtechnik GmbH

Hydrosystemtechnik GmbH
Gewerbepark 13
83052 Bruckmühl
Tel: +49 (0)8062-80220
Fax: +49 (0)8062-80221
Mail: info@hydrosys.de
Geschäftsführer: Dr. Meinolf Schöberl
HRB 8311 AG Traunstein